 March 2, 2020

The Cushing MLP & Infrastructure Total Return Fund 300 Crescent Court, Suite 1700 Dallas, Texas 75201

RE:	The Cushing MLP & Infrastructure Total Return Fund — Registration Statement on Form N-14

Ladies and Gentlemen:

We have acted as special counsel to The Cushing MLP & Infrastructure Total Return Fund (the “Trust”), a statutory trust created under the Delaware Statutory Trust Act (the “DSTA”), in connection with the issuance of common shares of beneficial interest (the “Issued Shares”), par value $0.001 per share (the “Common Shares”), of the Trust in connection with the merger of The Cushing Energy Income Fund, a statutory trust created under the DSTA (“SRF”), with and into the Trust (the “Merger”) pursuant to the DSTA and that certain Agreement and Plan of Merger (the “Merger Agreement”), between SRF and the Trust, dated as of March 2, 2020.

This opinion is being furnished in accordance with the requirements of Item 16 of Form N-14 under the Securities Act.

In rendering the opinion stated herein, we have examined and relied upon the following:

(a) the notification of registration on Form N-8A (File No. 811-22072) of the Trust filed with the Commission under the 1940 Act on May 25, 2005;

(b) the registration statement on Form N-14 (File No. 333-236206) of the Trust relating to the Issued Shares, filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on January 31, 2020, as proposed to be amended by Pre-Effective Amendment No. 1 thereto to be filed with the Commission on the date hereof (such registration statement, as proposed to be so amended, being hereinafter referred to as the “Registration Statement”);

(c) an executed copy of a certificate of Barry Y. Greenberg, Secretary of the Trust, dated the date hereof (the “Secretary’s Certificate”);

The Cushing MLP & Infrastructure Total Return Fund
March 2, 2020

(d) a copy of the Trust’s Certificate of Trust, dated May 23, 2007, as amended by a Certificate of Amendment to the Certificate of Trust, dated February 20, 2018, each certified by the Secretary of State of the State of Delaware as of March 2, 2020 and certified pursuant to the Secretary’s Certificate (as so amended, the “Certificate of Trust”);

(e) a copy of the Trust’s Second Amended and Restated Agreement and Declaration of Trust, by the trustees of the Trust, dated as of May 12, 2011, as amended by the Certificate of Amendment to the Trust’s Second Amended and Restated Declaration of Trust, dated February 20, 2018, by the trustees of the Trust (as so amended, the “Declaration of Trust”), certified pursuant to the Secretary’s Certificate;

(f) a copy of the Trust’s Amended and Restated By-Laws, as amended and in effect as of the date hereof (the “By-Laws”), certified pursuant to the Secretary’s Certificate

(g) an executed copy of the Merger Agreement;

(h) a copy of certain resolutions of the Board of Trustees of the Trust, adopted on January 30, 2020, certified pursuant to the Secretary’s Certificate;

(i) a copy of a certificate, dated the date hereof, from the Secretary of State of the State of Delaware with respect to the Trust’s existence and good standing in the State of Delaware.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Trust and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Trust and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion stated below.

In our examination, we have assumed the genuineness of all signatures, including electronic signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopied copies, and the authenticity of the originals of such copies. As to any facts relevant to the opinion stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Trust and others and of public officials, including the facts and conclusions set forth in the Secretary’s Certificate and the factual representations and warranties contained in the Merger Agreement.

We do not express any opinion with respect to the laws of any jurisdiction other than the DSTA.

The Cushing MLP & Infrastructure Total Return Fund
March 2, 2020

In rendering the opinion stated herein we have further assumed that: (i) the Certificate of Trust, Declaration of Trust and the By-Laws constitute the only governing instruments, as defined in the DSTA, of the Trust; (ii) the Trust has, and since the time of its formation has had, at least one validly admitted and existing trustee; (iii) no procedures have been instituted for, and no other event has occurred, including, without limitation, any action taken by the Trust or its Board of Trustees or shareholders, as applicable, that would result in the liquidation, dissolution or winding-up of the Trust; (iv)  no event has occurred that has adversely affected the good standing of the Trust under the laws of its jurisdiction of formation, and the Trust has taken all actions required by the laws of its jurisdiction of formation to maintain such good standing;  and (v)  no grounds exist for the revocation or forfeiture of the Trust's Certificate of Trust.

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that, when (i) the Registration Statement, as finally amended (including all necessary post-effective amendments), shall have become effective under the Securities Act; (ii) the conditions to the consummation of the Merger, as set forth in the Merger Agreement shall have been satisfied or, if permitted under applicable law, waived in writing; (iii) the shareholders of each of SRF and the Trust have taken all necessary statutory trust action to approve the Merger and the issuance of the Issued Shares in connection with the Merger; (iv) the Merger shall have been consummated and become effective pursuant to the DSTA and the terms of the Merger Agreement; and (v) the Issued Shares are registered in the share record books of the Trust and have been issued and delivered in accordance with the terms of the Merger Agreement, the Issued Shares will be duly authorized by all requisite statutory trust action on the part of the Trust under the DSTA and validly issued and fully paid and, under the DSTA, the holders of the Issued Shares will have no obligation to make further payments for the acquisition of such Issued Shares or contributions to the Trust solely by reason of their ownership of such Issued Shares, except for their obligation to repay any funds wrongfully distributed to them.

The Cushing MLP & Infrastructure Total Return Fund
March 2, 2020

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also hereby consent to the reference to our firm under the heading “Legal Matters” in the prospectus forming part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours, /s/ Skadden, Arps, Slate, Meagher & Flom LLP